Exhibit 10.2(a)

AMENDMENT NO. 1

TO

RUBICON TECHNOLOGY, INC.

2007 STOCK INCENTIVE PLAN,

AS AMENDED AND RESTATED AS OF

DECEMBER 8, 2009

This First Amendment to the Rubicon Technology, Inc. 2007 Stock Incentive Plan, as amended and restated as of December 8, 2009 (“Plan”) is made effective as of June 23, 2010.

The Plan is hereby amended in the following particulars only:

The following is added as Section 4.4 of the Plan:

4.4 REPRICING

(a) “Repricing” means, with respect to an Option or Stock Appreciation Right, any of the following: (i) the lowering of the exercise price after the Date of Grant; (ii) the taking of any other action that is treated as a repricing under generally accepted accounting principles; or (iii) the cancellation of the Option or Stock Appreciation Right at a time when it exercise price (or, with respect to the Stock Appreciation Right, the Fair Market Value of the Shares covered by the Stock Appreciation Right on the Date of Grant) exceeds the Fair Market Value of the underlying Shares in exchange for any Award, unless the cancellation and exchange occurs in connection with a Change in Control.

(b) The Committee is prohibited from Repricing any Option or Stock Appreciation Right without the prior approval of the shareholders of the Company with respect to the proposed Repricing.

RESTRICTED STOCK FORFEITURE

The following is added to Section 8.7 of the Plan:

Restricted Stock for which forfeiture is conditioned solely on employment and the passage of time shall not fully vest less than three (3) years from the Date of Grant of the Restricted Stock. Restricted Stock for which forfeiture is conditioned on the achievement of Performance Factors or other performance conditions shall not be fully vested less than one (1) year from the Date of Grant. Notwithstanding the foregoing, the Committee may, in its discretion and without limitation, provide in the Restricted Stock Agreement that vesting of the Restricted Stock will be accelerated to any degree determined by the Committee as a result of the Disability, death, retirement or involuntary termination of the Awardee or the occurrence of a Change of Control.

RESTRICTED STOCK UNIT VESTING

The following is added to Section 9.3 of the Plan:

Restricted Stock Units with vesting conditioned solely one employment and the passage of time shall not vest less than three (3) years from the Date of Grant of the Restricted Stock Units. Restricted Stock Units with vesting conditioned on the achievement of Performance Factors or other performance conditions shall not vest less than one (1) year from the Date of Grant. Notwithstanding the foregoing, the Committee may, in its discretion and without limitation, provide in the Restricted Stock Unit Agreement that vesting of the Restricted Stock Units will accelerate to any degree determined by the Committee as a result of the Disability, death, retirement or involuntary termination of the Awardee or the occurrence of a Change of Control.